Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1996 Stock Incentive Plan of Biosite Incorporated, the Amended and Restated Biosite Incorporated 2002 NonQualified Stock Incentive Plan, and the Biosite Incorporated Amended and Restated Employee Stock Purchase Plan of our reports dated February 11, 2005, with respect to: (1) the consolidated financial statements and schedule of Biosite Incorporated, and (2) management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Biosite Incorporated, included in the Annual Report (Form 10-K) for the year ended  December 31, 2004.

ERNST & YOUNG LLP

San Diego, California
November 8, 2005